LIST OF SUBSIDIARIES





               SUBSIDIARIES                           STATE OF INCORPORATION

               Ajay Leisure Products, Inc.                Delaware

               Leisure Life, Inc.                         Tennessee

               Palm Springs Golf, Inc.                    Colorado

               Prestige Golf Corp.                        Delaware

               Pro Golf International, Inc.               Delaware

               Pro Golf of America, Inc.                  Michigan

               ProGolf.com, Inc.                          Delaware